Exhibit 99.1

Item 6.	Selected Financial Data

The following selected financial data should be read in conjunction with our combined financial statements and related notes thereto and with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 10-K. Notwithstanding the legal form of the Distribution, the Distribution has been accounted for as a reverse spin-off in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-11, “Accounting for Reverse Spin-offs”. Accordingly, Hughes has been considered the divesting entity and treated as the accounting successor to us for financial reporting purposes, and we have been treated as if we had been distributed by Hughes. As such, our combined financial statements combine the results of operations and financial position of the MSV Investors Subsidiary, as well as an allocation of expenses related to certain corporate functions performed on our behalf. The combined financial statements also reflect the historical carrying amount and related dividends and accretion attributable to the Series A Preferred Stock which remains an obligation of ours following the Distribution, the $12.5 million of cash, cash equivalents and short-term investments retained by us following the effective date of the separation agreement, and certain tax attributes which were retained by us following the Distribution. As used in the combined financial statements, the term “Parent” refers to us as accounting predecessor to Hughes.

The selected combined statements of operations data for the years ended December 31, 2005, 2004 and 2003 and the selected combined balance sheet data as of December 31, 2005 and 2004 are derived from our combined financial statements which have been audited by our independent registered public accounting firm. The selected combined statements of operations data for the years ended December 31, 2002 and 2001 and the selected combined balance sheet data as of December 31, 2003, 2002 and 2001 are derived from our unaudited combined financial statements which are not included in this Form 10-K. The selected historical combined financial data is not necessarily indicative of the results of operations or financial position that would have occurred if the Distribution was completed during the periods presented, nor is it indicative of our future performance.

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands, except share and per share data)
Combined statements of operations data:
Revenues	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—

Gross margin	—	—	—	—	—
Selling, general and administrative expenses	(2,230)	(1,201)	(682)	(526)	(255)

Loss from operations	(2,230)	(1,201)	(682)	(526)	(255)
Interest income	—	5,552	5,815	5,218	486
Equity in loss of Mobile Satellite Ventures LP	(9,469)	(1,020)	—	—	—
Minority interest	1,925	(810)	(1,126)	(1,002)	(93)

(Loss) income before taxes	(9,774)	2,521	4,007	3,690	138
Income tax benefit (expense)	2,486	(941)	(1,523)	(1,397)	(57)

Net (loss) income	(7,288)	1,580	2,484	2,293	81
Cumulative dividends and accretion of redeemable convertible preferred stock to liquidation value	(9,969)	(9,918)	(9,687)	(10,937)	(11,937)

Net loss attributable to Parent	$(17,257)	$(8,338)	$(7,203)	$(8,644)	$(11,856)

Unaudited pro forma basic and diluted loss per common share	$(0.98)	$(0.55)	$(0.47)	$(0.73)	$(1.86)

Pro forma basic weighted average common shares outstanding	17,614,474	15,115,895	15,341,518	11,865,291	6,374,020

	December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Combined balance sheet data:
Cash, cash equivalents, and short-term investments	$12,503	$119	$67	$135	$—
Investment in Mobile Satellite Ventures LP	42,761	50,098	—	—	—
Notes receivable from Mobile Satellite Ventures LP	—	—	62,638	56,823	50,486
Deferred income taxes	61,750	55,699	51,961	50,162	35,126
Total assets	117,014	105,916	114,666	107,168	85,612
Total liabilities	440	10	10	—	182
Minority interest	8,474	9,975	12,467	11,334	10,093
Series A Redeemable Convertible Preferred Stock, net	93,100	88,706	80,182	70,495	59,558
Parent’s equity	15,000	7,225	22,007	25,339	15,779

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